EXHIBIT 99.3

News Release

Diamond Green Diesel Approved for Phase lll Large Scale Expansion
With Addition of Renewable Naphtha Production

IRVING, TEXAS, November 5, 2018 - Darling Ingredients Inc. (NYSE: DAR) announced today the approval of the project to expand the Diamond Green Diesel (“DGD”) facility in Norco, LA, to increase the facility’s production capacity of renewable diesel by an additional 400 million gallons to a total nameplate annual capacity of 675 million gallons. The expansion project will be in the form of a second, independent parallel plant located next to the existing facility and will also include a renewable naphtha finishing facility to produce approximately 50 to 60 million gallons of renewable naphtha, adding incremental low carbon credit opportunities to the entire DGD operation. The estimated cost of the entire project, which will include improved logistics capabilities, is $1.1 billion. This capital cost is expected to be funded from cash generated by DGD’s operations. DGD is a joint venture between subsidiaries of Valero Energy Corporation (NYSE: VLO) (“Valero”) and Darling Ingredients.

“We are pleased both Boards approved the new investment and plan to commence construction immediately. Our joint venture with Valero exemplifies the combined strength and skills of the largest global independent refiner with the largest low carbon feedstock supplier in the world,” stated Randall C. Stuewe, Chairman and Chief Executive Officer of Darling Ingredients Inc.

About Darling

Darling Ingredients Inc. is a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and specialty solutions for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries.  With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into useable and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts recycled oils (used cooking oil and animal fats) into valuable feed and fuel ingredients, and collects and processes residual bakery products into feed ingredients. In addition, the Company provides environmental services, such as grease trap collection and disposal services to food service establishments. The Company sells its products domestically and internationally and operates within three industry segments: Feed Ingredients, Food Ingredients and Fuel Ingredients. For additional information, visit the Company's website at http://www.darlingii.com.

About Valero

Valero Energy Corporation, through its subsidiaries, is an international manufacturer and marketer of transportation fuels and other petrochemical products. Valero, a Fortune 50 company based in San Antonio, Texas, with approximately 10,000 employees, is an independent petroleum refiner and ethanol producer, and its assets include 15 petroleum refineries with a combined throughput capacity of approximately 3.1 million barrels per day and 11 ethanol plants with a combined production capacity of 1.45 billion gallons per year. The petroleum refineries are located in the United States (U.S.), Canada and the United Kingdom (U.K.), and the ethanol plants are located in the Mid-Continent region of the U.S. In addition, Valero owns the 2 percent general partner interest and a majority limited partner interest in Valero Energy Partners LP, a midstream master limited partnership. Valero sells its products in both the wholesale rack and bulk markets, and approximately 7,400 outlets carry Valero’s brand names in the U.S., Canada, the U.K. and Ireland. Please visit www.valero.com for more information.

Darling Ingredients contact

For More Information, contact:
Melissa A. Gaither, VP IR and Global Communications 251 O’Connor Ridge Blvd., Suite 300, Irving, Texas 75038	Email : mgaither@darlingii.com Phone : 972-717-0300

Valero contacts
Investors:
John Locke, Vice President - Investor Relations, 210-345-3077
Karen Ngo, Senior Manager - Investor Relations, 210-345-4574
Tom Mahrer, Manager - Investor Relations, 210-345-1953
Media:
Lillian Riojas, Director - Media Relations and Communications, 210-345-5002

Cautionary Statements Regarding Forward-Looking Information:
{This media release contains “forward-looking” statements regarding the business operations and prospects of Darling Ingredients Inc., including its Diamond Green Diesel (DGD) joint venture, and industry factors affecting it. These statements are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “could,” “may,” “will,” “should,” “planned,” “potential,” “continue,” “momentum,” “assumption,” and other words referring to events that may occur in the future.  These statements reflect Darling Ingredient’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, each of which could cause actual results to differ materially from those indicated in the forward-looking statements.  These factors include, among others, changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like the Renewable Fuel Standards Program (RFS2), low carbon fuel standards (LCFS) and tax credits for biofuels both in the Unites States and abroad; and risks associated with the DGD renewable diesel plant in Norco, Louisiana, including possible unanticipated operating disruptions and issues related to the announced expansion project. Other risks and uncertainties regarding Darling Ingredients Inc., its business and the industries in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission.  Darling Ingredients Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}